Exhibit 6.8

PROMISSORY NOTE

December____, 2020

The Good Earth Organics Supply LLC (hereinafter called the "Company"), an Oregon limited liability company and subsidiary of The Good Earth Organics, Inc., a Delaware corporation (hereinafter called the “Parent”), for value received, promises to pay in accordance with the terms hereof to ___________________________ (the "Holder") the principal sum of [_______________________________] Dollars ($[___________]) in lawful money of the United States on December 31, 2021 (the “Maturity Date”) and to pay interest on said principal sum monthly in arrears through the earlier of (a) the Maturity Date, and (b) the date on which the principal amount of this promissory note (the “Note’) is prepaid or accelerated, at an interest rate equal to eighteen percent (18%) per annum for the first six months the Note is outstanding; the interest rate will increase each month thereafter by 25 basis points (0.25%) until the Maturity Date.

Whenever any payment to be made hereunder shall be due on a date that is not a business day, the payment shall be made on the next succeeding business day. This Note assumes simple interest calculated hereunder on the basis of a 30-day month for all payments.

This Note shall be secured by a second lien on the assets of the Company and the membership interests of the Company held by Parent, as set forth in the Security Agreement of even date herewith.

1. Payment of Principal and Interest. The principal and interest of this Note shall be payable at the offices of the Holder (or at such other place as Holder specifies in writing). Payments of principal and interest will be made at maturity or prepayment of the Note. All agreements between Company and Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no event whatsoever, whether by reason of acceleration of the maturity of the Note for an Event of Default or otherwise, shall the interest contracted for, charged, or received by Holder hereunder or otherwise exceed the maximum amount permissible under applicable law

2. Prepayment. Company may pre-pay this Note at any time in whole or in part, without payment of any premium or penalty only after it has been outstanding at least six months. Each payment made shall be first applied to any accrued interest, and then any remainder of such installment shall be applied to the unpaid balance of said principal sum. Nothing herein shall relieve the original maker from any payment obligation under this Note.

3. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(i) failure to pay any amount payable on account of principal and interest on this Note when due, and such failure continues for 10 working days after such payment is due; or

(ii) default of a payment under obligations to a Senior Lender, which default is not cured and is declared a default by the Senior Lender in writing; or

(iii) commencement of an involuntary case or the filing of a petition against Company seeking reorganization, arrangement, adjustment or composition of or in respect of Company under the federal bankruptcy laws, as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or seeking the appointment of a receiver, liquidator, custodian, trustee (or similar official) of Company for any substantial part of its property, or seeking the winding up or liquidation of its affairs (and such involuntary case or petition is not dismissed within 90 days after the filing thereof), or the commencement by Company of a voluntary case or the institution by Company of proceedings, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, under the federal bankruptcy laws as now or hereafter constituted, or any other applicable federal or state bankruptcy or insolvency or other similar law, or the consent by Company to appointment of or taking possession by a receiver, liquidator, trustee, custodian (or other similar official) of Company for any substantial part of its property, or the making by it of any assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of any action by Company of its members or management committee in furtherance of any of the foregoing; or

(iv) dissolution or liquidation of the Company; or

(v) sale or transfer of substantially all of the assets of the Company.

4. Remedies Upon Default. Subject to the provisions contained in any valid subordination agreement executed by the Holder in favor of any Senior Lender or holder, if an Event of Default occurs, Holder may at its option, by written notice to the Company, declare the entire unpaid balance of principal with interest accrued thereon and all other sums due under this Note to be immediately due and payable.

5. Subordination. For purposes of this Note, the term “Senior Debt” shall mean the principal of and any premium, if any, and interest (including without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowed claim in such proceeding) on, and any and all other fees, charges, expense reimbursement obligations, indemnities and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing, guaranteeing or evidencing or otherwise entered into in connection with, (a) all obligations, whether outstanding on the date hereof or thereafter incurred, in respect of money borrowed from Wells Fargo (the “Senior Lender”); (b) all Guarantees issued by the Company in respect of any of the foregoing items of Senior Debt; and (c) all deferrals, renewals, extensions, refundings, replacements, refinancings and restructuring of and amendments, modification and supplements to any of the Senior Debt described above. For purposes of this Section 5, the term “guarantee” means, as to any person any obligation of such person guaranteeing or intended to guarantee any indebtedness, including without limitation, leases, dividends, principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages, and other expenses payable under the documentation governing such indebtedness.

The indebtedness evidenced by this Note, and any renewals, extensions refundings, replacements, refinancings or restructurings thereof, shall at all times be wholly junior and subordinate in right of payment to any and all principal of and unpaid accrued interest on and all other amounts payable in respect of or in connection with Senior Debt.

The Holder shall enter into any subordination agreement required to be signed by any holder of Senior Debt reflecting that the indebtedness evidenced by this Note, and any renewal, extension, refunding, replacement, refinancing or restructuring thereof, shall at all times be wholly junior and subordinate in right of payment to any and all principal of and unpaid accrued interest on and all other amounts payable in respect of or in connection with Senior Debt.

6. Waiver. Company waives presentment for payment, notice of protest, and protest of this Note, and agrees that its liability shall remain outstanding without regard to the liability of any other party. The enumeration in this Note of any waivers or consents by Company shall not be deemed exclusive of any additional waivers or consents by Company that may be deemed to exist in law or equity.

7. Successors and Assigns. This Note shall be binding upon Company and its successors and permitted assigns.

8. The Company agrees that it shall: (i) pay all taxes attributable to the business and its operations; (ii) procure and maintain reasonable insurance coverage for customary business and operating risks including, without limitation, “occurrences” coverage for cargo, auto, property, business interruption, and comprehensive general liability, (iii) keep and maintain the books and records consistent with modified GAAP, and (iv) permit the Holder reasonable access to the financial books and records, including monthly statements.

9. Remedies; Waivers. All rights and remedies of the Holder under this Note and any applicable law are separate and cumulative, and neither the failure nor any delay on the part of the Holder to exercise any right, remedy, power or privilege under this Note shall operate as a waiver, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Holders. Any waiver or amendment to this Note may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of any such waiver or amendment by delivering by facsimile transmission a signature page signed by such party, and such facsimile signature shall be treated in all respects as having the same effect as an original signature.

10. Severability. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in favor of the Holder in order to effect the provisions of this Note.

11. Notices. All notices required or permitted by this Note shall be in writing and shall be deemed to have been duly given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage pre-paid, return receipt requested, (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier with telephone communication confirming receipt and subsequently confirmed by registered, certified or overnight mail to such party. Any party may change the address to which notices are to be sent by giving notice of such change of address in conformity with the foregoing provisions.

The notice addresses for the parties are as follows:

Company:

The Good Earth Organics Supply LLC
30088 Redwood Highway
Cave Junction, OR 97523
Attention: Chief Executive Officer

Holder:

 Name: ___________________________________

Street Address: ____________________________

City, State, Zip Code: _______________________

12. Waiver of Jury Trial. THE COMPANY AND HOLDERS, HAVING BEEN ADVISED BY COUNSEL, HEREBY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE.

13. Non-negotiable and Non-transferable. This Note is not negotiable and it is not transferable by Holder.

14. Governing Law. This Note is governed by the laws of the State of Delaware without respect to its conflict of laws provisions. Each party hereto agrees to personal jurisdiction in any action brought in any court, Federal or State, within the County of New Castle, State of Delaware having subject matter jurisdiction over the matters arising under this Note. Any suit, action or proceeding arising out of or relating to this Note shall only be instituted in the County of New Castle, State of Delaware. Each party waives any objection which it may have now or hereafter to the laying of the venue of such action or proceeding and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

15. Expenses and Attorneys’ Fees. In any proceeding brought to enforce or interpret this Note, the prevailing party shall be entitled to recover all its court costs and expenses of enforcing or interpreting this Note, including without limitation all reasonable attorneys’ fees and costs in any suit or action, and in any type other of proceeding whatsoever.

16. Release from Liability. No recourse shall be had for the payment of the principal or interest of this Note, or for any premium or other claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, partner, member, manager, employee, agent, officer or director, past, present or future of the Company or any Affiliate thereof, or by the enforcement of any assessment or penalty, or otherwise, all such liability being expressly waived and released by the acceptance of the Holder of this Note.

17. Headings. The headings of Sections and paragraphs herein are included solely for the convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed on the [___] day of December, 2020.

THE GOOD EARTH ORGANICS SUPPLY LLC

By: ____________________________
Timothy J. Clark
Co-Chairman

The undersigned unconditionally guarantees payment in full and performance of this Promissory Note.

THE GOOD EARTH ORGANICS, INC.

By: ____________________________
Timothy J. Clark
Co-Chairman

Accepted and Agreed:

HOLDER

By: __________________________
Name: